Exhibit 4.4

INDUCEMENT RESTRICTED STOCK UNITS AWARD AGREEMENT

THIS INDUCEMENT RESTRICTED STOCK UNITS AWARD AGREEMENT (the “Agreement”) is entered into by and between SAFEHOLD INC. (“SAFE” or the “Company”) and Michael Trachtenberg (“Participant”), effective as of December [ ], 2025 (the “Grant Date”).

RECITALS:

A.           As an inducement material to the decision by the Participant to accept employment with the Company and pursuant to that certain offer letter entered into by and between Participant and the Company, dated as of October 22, 2025 the Company wishes to set forth, in this Agreement, the terms and conditions of an award of restricted stock units (“Units”) being made to Participant representing the right to receive shares of Common Stock of the Company (“Shares”).

NOW, THEREFORE, the parties agree as follows:

1.            Non-Plan Grant; Incorporation of Terms of Plan. The Units are granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Units (including but not limited to the adjustment provisions contained in Section 14(a) of the Plan), and the Units shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference. A copy of the Plan may be obtained by the Participant from the office of the Secretary of the Company. For the avoidance of doubt, the Units shall not be counted for purposes of calculating the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan as set forth in Section 4.1(a) of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

2.            Employment Inducement Grant. The Units are intended to constitute an “employment inducement award” under NYSE Listed Company Manual 303A.08 and consequently is intended to be exempt from the NYSE rules regarding shareholder approval of equity compensation plans. This Agreement and the terms and conditions of the Units shall be interpreted in accordance and consistent with such exemption.

3.            Award. In consideration of Participant’s agreement to commence employment with and remain in the employ of the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date and subject to the terms of this Agreement, the Participant is hereby granted 93,076 Units, representing the right to receive an equivalent number of Shares.

4.            Vesting. Except as otherwise provided herein, the Units shall cliff vest in five (5) equal installments on each annual anniversary of [ ] (each a “Vesting Date”), if Employee remains continuously employed by the Company in good standing on the Vesting Date.

5.            Settlement and Delivery of Shares. Subject to satisfying applicable tax withholding requirements in accordance with Section 16 hereof, on each Vesting Date, the Company shall promptly (but in no event later than two and one-half (2-½) months after the applicable Vesting Date) deliver to the Participant a number of Shares equal to the number of Units vesting on such date. Except as may be required by law, the Shares shall be issued and delivered to the Participant, free of any restrictive legend or other restrictions, in book-entry form or otherwise as the Participant may direct.

6.            Termination of Employment.

a.            Termination Without Cause. In the event the Participant’s employment with the Company is terminated (i) by the Company without Cause, (ii) by the Company without Cause or by the Participant for Good Reason during the 12 month period immediately following a Change in Control, or (iii) due to the Participant’s death or, in the discretion of the Committee, Disability, all Units that have not previously vested shall vest immediately on the date of such termination. For the avoidance of doubt and notwithstanding anything herein to the contrary, such Units, the vesting of which accelerates on the termination date, shall be settled as soon as practicable after the termination date but in all events no later than two and one-half (2-½) months after the last day of the year in which the termination date occurs.

b.            Termination for Any Other Reason. In the event the Participant’s employment with the Company terminates for any other reason, voluntarily or involuntarily, any Units that have not previously vested shall be forfeited effective on the date of termination of employment.

7.            Change in Control. If the successor corporation in a Change in Control assumes or substitutes for the Units in accordance with Section 14(d) of the Plan, the Units as of the date of the Change in Control will remain outstanding and eligible to vest in accordance with the vesting conditions set forth in this Agreement. If the successor corporation in the Change in Control refuses to assume or substitute for the Units in accordance with Section 14(d) of the Plan, all outstanding Units granted to Participant shall become immediately vested.

8.            Confidentiality. The Participant has entered into and shall abide by the Company’s Employee Proprietary Information and Inventions Assignment Agreement, which includes confidentiality and post-termination non-competition and non-solicitation restrictions (the “Restrictive Covenants Agreement”) and reaffirms Participant’s obligations under the Restrictive Covenants Agreement. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees, in the Participant’s capacity as an investor and equity holder in the Company and its Affiliates, to the restrictive covenants contained in Restrictive Covenants Agreement.  The Participant acknowledges and agrees that the Company’s remedies at law for an actual or threatened breach of any of the provisions of Restrictive Covenants Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.

9.            Clawback. In the event the Board of Directors of the Company determines that the Participant has engaged in fraud, willful misconduct or violation of Company policy that (1) caused or otherwise contributed materially to the need for a material restatement or adjustment of the Company’s financial results within two years after the period presented, or (2) caused or otherwise contributed materially to a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to such covered executive, the Compensation Committee of the Company’s Board of Directors (the “Committee”) will review the award of Units pursuant to this Agreement and all other performance-based compensation awarded to or earned by the Participant during fiscal periods materially affected by the restatement or adjustment or negative revision. For this purpose, “performance-based compensation” includes annual cash incentive bonus awards and all forms of equity-based incentive compensation. If the Committee determines that the performance-based compensation would have been materially lower if it had been based on the restated, adjusted or revised results, the Committee may, to the extent permitted by applicable law, seek recoupment from the Participant of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

10.          Restrictions on Units.

a.            Prior to vesting, Units that are not vested (and the Shares represented by such Units) are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, subject to such procedures as the Committee may establish, to or for the benefit of the Participant’s family. Except as permitted by the foregoing, Units that are not vested (and the Shares represented by such Units) may not be sold, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law and otherwise) or be subject to execution, attachment or similar process. Any attempt to sell, transfer, assign, pledge, hypothecate, voluntarily encumber or otherwise dispose of Units or Shares shall be null and void. Upon the vesting of Units, the Shares that are delivered to the Participant shall be fully transferable by the Participant.

b.            Prior to vesting, Units shall not be evidenced by a certificate registered in the name of the Participant and the Participant shall not have any voting rights with respect to such unvested Units (or the Shares represented by such Units).

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11.           Dividend Equivalent Rights.

a.            From and after the Grant Date, dividend equivalents shall accrue with respect to Units and shall be payable subject to the same vesting terms and other conditions as the Units to which they relate. Dividend equivalents shall be credited as and when dividends are declared by the Company on Shares from the Grant Date until Units are vested and paid. If, and to the extent, Units are forfeited, all related dividend equivalent rights shall also be forfeited.

b.            Dividend equivalents rights entitle the Participant to receive payments with respect to each Unit equal to the dividends declared by the Company on one Share.

c.            Dividend equivalent payments shall be made to the Participant in cash, net of applicable tax withholdings at required statutory minimum amounts, on the same date vested Units are settled.

12.           Adjustments to Number of Units and Shares. In the event of any change in the Company’s outstanding Shares by reason of any stock dividend, split, spinoff, recapitalization or other similar change, the terms and the number of any outstanding Units (and the Shares represented by such Units) shall be equitably adjusted by the Committee in its discretion to the extent the Committee determines that such adjustment is necessary to preserve the benefit, including the economic value, of this Agreement for the Participant and the Company.

13.           Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding on all persons.

14.           Representations. The Shares represented by the Units are currently registered under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, pursuant to an effective registration statement. The Participant hereby represents and covenants that any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws. The Participant agrees that the obligation of the Company to issue Shares shall also be subject, as conditions precedent, to compliance with applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company’s securities shall be listed.

15.           Electronic Delivery. By executing this Agreement, the Participant hereby consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules. This consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant.

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16.           Taxes and Withholding. The Participant shall be responsible for all income taxes payable in respect of the Shares. The Participant shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold any cash, Shares, other securities or other property or from any compensation or other amounts owing to the Participant, the amount (in cash, Shares other securities or other property) of any required withholding taxes in respect of the Shares, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes, if applicable. In addition, the Committee may permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (a) the delivery of Shares (which are not subject to any pledge or other security interest and which would not result in adverse accounting to the Company) owned by the Participant having a Fair Market Value equal to such withholding liability or (b) having the Company withhold a number of Shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability) provided that, such withholding/net settlement does not give rise to any adverse accounting consequences, including variable accounting. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such withholding taxes from any payment of any kind otherwise due to Participant.

17.           Amendment and Termination. The Committee may at any time amend or terminate this Agreement, provided that no such amendment or termination may materially adversely affect the rights of the Participant awarded hereunder.

18.           Waiver of Responsibility. The Participant understands that the Company has assumed no responsibility for advising the Participant as to the tax consequences to the Participant of the grant of Units under this Agreement. The Participant should consult with his or her individual tax advisor concerning the applicability of Federal, state and local tax laws to the Units and to his or her personal tax circumstances.

19.           Definitions. As used herein, the following terms shall have the following meanings:

a.            “Cause” shall mean the occurrence of any of the following, as determined by the Compensation Committee (“Committee”) of the Board of Directors of the Company: (i) Participant’s material violation the Company’s written code of conduct or of a material policy of the Company or its subsidiaries; (ii) Participant’s gross misconduct in the performance of his or her duties; (iii) Participant’s intentional refusal or failure to satisfactorily perform his/her material duties for the Company; (iv) Participant’s theft or misappropriation of funds that has an adverse effect on the reputation of the Company or its subsidiaries; (v) Participant’s commission of an act of misconduct, a criminal offense or other wrongful act; or (vi) Participant’s breach of any obligation under any non-disclosure, non-solicitation, non-competition or other restrictive covenant, employment or any other agreement with the Company. For purposes hereof, the Committee shall have the authority to determine, in its sole discretion, whether a Cause event has occurred, and any such determination shall be final, conclusive and binding upon all parties, provided, that the Committee shall confer with the Chief Executive Officer and other senior executives as the Committee deems appropriate in making any such determination.

b.            "Change of Control" has the meaning ascribed to such term under the Plan.

c.            “Good Reason” means any of the following that occurs without Participant’s written consent: (i) a material reduction in Participant’s base salary or target annual bonus opportunity; (ii) a material reduction in Participant’s position, authority, duties or responsibilities to the Company; or (iii) a requirement that Participant relocate Participant’s principal place of work to a location that increases Participant’s one-way commute by more than 35 miles. Any such event shall not constitute Good Reason unless Participant provides the Company with written notice thereof no later than 90 days following the initial occurrence of such event, the Company fails to remedy such event (if capable of being remedied) within 30 days of receipt of such notice, and Participant terminates Participant’s employment with the Company within 30 days after the expiration of such 30 day remedial period.

20.           Agreement Not Contract of Employment. This Agreement shall not be construed as giving the Participant the right to be retained in the employ of, or in any other continuing relationship with, the Company or any of its Affiliates.

21.           Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Company, its successors and assigns, and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. The Company shall have the right to assign this Agreement at its sole election without the need for further notice to or consent by the Participant.

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22.           Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the state of New York applicable to agreements made and to be performed entirely within such jurisdiction.

23.           Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be executed by PDF or other electronic means.

24.           Interpretation. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

25.           Entire Agreement. This Agreement shall constitute the entire agreement between the parties, and shall supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Company and the Participant have executed this Inducement Restricted Stock Units Award Agreement as of the day and year first above written.

PARTICIPANT

Michael Trachtenberg

SAFEHOLD INC.

By:

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